Exhibit 2.1

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

LT NAME CORPORATION

(a Delaware corporation)

into

INVITROGEN CORPORATION

(a Delaware corporation)

(Pursuant to Section 253 of the

General Corporation Law of Delaware)

Invitrogen Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Company”), hereby certifies that:

FIRST: The Company was originally incorporated on May 21, 1997, pursuant to the Delaware General Corporation Law (the “DGCL”).

SECOND: The Company is the owner of one hundred percent (100%) of the outstanding shares of each class of stock of LT Name Corporation, a corporation duly incorporated in the State of Delaware.

THIRD: The Company, by the following resolutions of its Board of Directors duly adopted on November 21, 2008, resolved to merge LT Name Corporation, its subsidiary, into itself, on the conditions set forth in such resolutions:

WHEREAS, the Company is the legal and beneficial owner of one hundred percent (100%) of the outstanding capital stock of LT Name Corporation, a Delaware corporation (the “Subsidiary”).

WHEREAS, it is deemed in the best interests of the Company and its stockholders to consolidate its operations through the merger of the Subsidiary with and into the Company (the “Merger”) and to assume all of the Subsidiary’s liabilities and obligations.

WHEREAS, Section 253 of the DGCL provides that if a parent corporation owns at least ninety percent (90%) of the outstanding shares of each class of stock of a subsidiary corporation, such subsidiary corporation may be merged with and into the parent corporation upon the adoption of an appropriate resolution by the board of directors of the parent corporation and the filing of a Certificate of Ownership and Merger with the Delaware Secretary of State.

NOW THEREFORE, it is hereby

RESOLVED: that the Company shall merge the Subsidiary into itself and assume all of the liabilities and obligations of the Subsidiary pursuant to Section 253 of the DGCL, and that the Corporation shall file a Certificate of Ownership and Merger, in substantially the form attached hereto as Exhibit A with the Delaware Secretary of State;

FURTHER RESOLVED: that, pursuant to Section 253(b) of the DGCL, upon the effective date of the merger, the name of the surviving corporation shall be “Life Technologies Corporation”; and

FURTHER RESOLVED: that the proper officers of the Company are authorized and directed, in the name and on behalf of the Company, to execute such documents and take any and all other actions as such officers shall deem necessary or advisable to carry out the full intent and purposes of the foregoing resolution.

FOURTH: The merger shall become effective as of November 21, 2008.

[Signature Page Immediately Follows]

IN WITNESS WHEREOF, the Company has caused this Certificate of Ownership and Merger to be signed as of November 21, 2008.

Invitrogen Corporation

By:	/s/ John A. Cottingham
Name:	John A. Cottingham
Title:	Senior Vice President, General Counsel and Secretary